Jinjiang Society Medical Insurance Information System Project

Main Contract

Contract Number: Jin Gong He Number 05040

Appointer (A): Jinjiang Gongcheng Management Services Co., Ltd and

Appointee (B): Expert Network (Shenzhen) Co., Ltd.

Signing time: December 29, 2005

Signing Place: Jinjiang City, Fujian Province

Party B has been accumulated abundantly experience as a result of Jinjiang City e-government construction project which was awarded by Party B.  Party A formally appoints Party B to undertake the project of Jinjiang City Society Medical Insurance Information System. According to the Contract Law of the People's Republic of China and the other relevant laws, regulations and rules, following the principals of equality, voluntary, fairness and good faith, upon mutually consultation, both Parties A and B have reached the following terms for both parties to comply with.

Clause One               Definitions, Enactment and Regulations

1.          Definitions

The following words and expressions shall have the meaning as assigned hereunder unless stated otherwise in this Contract:-

（1）      ''Project'' means the project of Jinjiang Society Medical Insurance Information System that Party A appoints Party B to undertake.

（2）       ''Party A'' means the party who is appointed by Jinjiang Government and undertakes the investment and appointment of main-contractor responsibility, i.e. the Jinjiang Gongcheng Management Services Co., Ltd.

（3）       ''Party B'' means the party who performs the works of the Project, i.e. ''Expert Network Development (Shenzhen) Company Limited'',.

（4）       ''Supervisor'' means a person or company who is appointed to monitor the Project.

（5）        ''Sub-contractors'' means a person or company who performs the individual work of the items of the Project.

2.       Laws and Regulations

This Contract shall be governed by and construct in accordance with the ''Contract Law'' and related regulation and rule of the time being in force in Peoples Republic of China.

Clause Two                  Specifications of Project

Party A appoints Party B to undertake the works of the Society Medical Insurance Information System Project, including the research, design, performance and professional training of the Project.  Party B shall be responsible for the purchase, installation, integration, testing, maintenance, development and training of the materials and appliances relevant to the Construction Items (including hardware and software), together with all the works that are required for the normal construction, testing and operation of these Construction Items notwithstanding that they are not expressly referred to in this Contract.

For detail specifications of the project see the Addendum in the contract Party A shall appoint professional information technology supervising company (Supervisor) to perform supervisory work on the project. Party B shall comply with the supervision of the supervisor and the rights and obligations of the supervisor shall be governed by the relevant national supervisory stipulates as well as the terms and conditions in the contract signed between Party A and the Supervisor.

Party B shall organize the implementation of work in this project with due diligence and assume full responsibility for the completion of the entire project.

Clause Three                  Project Construction Site

1.          The Project is situated at Jinjiang City, Fujian Province.

2.          Beforehand, Party B has adequately understood the situation of Party A and laid down relevant policies upon taking into considerations all the factors that would affect the construction.

3.          Party B shall do all the preparations before the commencement of the construction, including laying down construction implementation plans with its suppliers, organizing and arranging construction workers and providing basic working and living conditions for these workers.

Clause Four              Time for Completion, Progress Management and Time Adjustment

1.          This Contract shall be commenced on January, 2006 and the overall construction period last for 10 months.  This construction period represents the total duration for the completion of the Jinjiang Society Medical Insurance Information System Project.

2.          Party B shall apply systematic engineering management towards the Project and assuredness that the Project will be completed on schedule.

3.          The construction period encompasses time for construction preparation, selection of suppliers, system installation, development and testing, and acceptance check of the Project.

4.          Once the progress plan of the Project is accepted by Party A, Party B shall strictly comply with it and shall not make any modification at its own choice.

5.          If the Project is delayed without Party B's default, Party A shall coordinate actively with Party B under the actual condition so as to ensure that the Project is completed as scheduled.  For the remaining works, Party B shall take effective measures to ensure that the remaining works are finished with those works.

6.          The schedule of the Project can be adjusted after it is approved by Party A under any of the following circumstances:

(1)       Major design alterations (i.e. system function alterations, increase or decrease in numbers of major equipments, Project items adjustment, or alterations taking place in key routes as requested by Party A).

(2)       Force majeure

(3)       Other cases as are stated in this Contract.
Party B shall report in writing to Party A about the detail of delay within three days of occurrence of the above circumstances. Party A shall then reply within five days after it has received the reports and ponderable.

Clause Five                 Rights and Obligations of Party A and Party B

1.          Party A has the right to select the Supervisor and to sign supervising contract with it.

2.          Party A has the right to examine and approve construction reports and reports regarding design alteration, alteration of the Project and construction schedule adjustments submitted by Party B and handle the matter regarding payment of the construction money.

3.          Party A has the right to examine the progress and quality of the Project at any time, demands Party B to provide the monthly progress report and other related reports concerning the construction of the Project.

4.          In case Party A finds that Party B's employees, its sub-contractors or suppliers are unable to fulfill their corresponding responsibilities, Party A has the right to request Party B to replace them and Party B shall carry out such replacement as requested. Otherwise, Party A shall be entitled to terminate this Contract and request Party B to assume liability for the relevant compensation.

5.          Party A shall make the down payment to Party B before the commencement of the Project's construction works and shall make payment according to the progress of the Project.

6.          Party A shall be responsible for external liaison and coordination works during the construction period of the Project so as to provide a good environment for the Project's construction. In the event that part or the entire coordination works need to be entrusted to Party B, then additional provision shall be added in this Contract to expressly state the exact works assigned and the corresponding reimbursement.

6

7.          Party A shall provide Party B with the related documents of the Project.

8.          Party A shall provide decision in writing within the time agreed upon by both Parties whenever such decision is required by Party B.

9.          Party A shall authorize a representative who is familiar with the Project and able to make decision on behalf of Party A within the agreed time to communicate with Party B. Notice shall be given to Party B prior to the replacement of such representative.

10.        Party A shall notify the selected Supervisor in writing about the authorized rights of Party B and the duties, division of labour and functioning capacities of each major member of Party B. All these shall be clearly stated in the contract to be signed with the Supervisor.

11.        Party A shall fulfill obligations set in this Contract and is liable to compensate Party B's economic loss when in default.

12.        Party B can request Party A for the damages compensation during in the construction period, if the cause of default is not arising from Party B.

13.        If Party A's request to Party B for compensation is dismissed, then Party A shall indemnify B for the costs and expenses incurred due to such a request.

14.        Other rights and obligations stipulated in this Contract and annexure of this Contract.

B.       Rights and obligations of Party B

1.          Confirms that it has full understanding of the conditions and circumstances of the construction site and guarantees to complete the Project within pre-set time and meet the pre-set quality standards contemporaneously without additional expenditure, unless otherwise stated in the contract.

2.          Propose construction implementation plan for the Project and implement such plan upon the approval of Party A and the Supervisor.

3.          Work out construction implementation and design plans and construction schedule, and execute such plans after the submitted written reports have been approved by Party A.

4.          Select superb suppliers to provide software and hardware systems required by the construction of the Project.

5.          Be responsible for the organization, construction, management、coordination and implementation of the Project.

6.          Designate a site manager to be responsible for the overall work of the construction site, and to handle events arising on the construction site in accordance with this Contract. The site manager or his/her authorized representative shall participate in the Project's coordination meeting convened by Party A or the supervisor, and shall make decisions on behalf of Party B and follow instructions from Party A or the Supervisor.

7.          Perform self-inspection and cable layout covering work. The commencement of the cable layout covering work, its acceptance check and final covering shall be reported to Party A in advance. Records of the original construction work, collection and arrangement of the cable layout covering work records must be taken in order to ensure the Project's quality. All liabilities and the corresponding additional expenses that are caused by Party B's default shall be borne by Party B.

8.          Manage construction safety according to requirements of the construction safety norms. Sets up on-site lighting and fencing as is needed to prevent accidents and to safeguard lives and properties of the on-site personnel. When accidents take place, they shall be handled actively (bearing all the incident cost) and be reported in writing to Party A and the Supervisor.

9.          Submit monthly construction schedules and monthly progress reports of the Project to Party A.

10.        Accept monitoring and inspection by Party A's on-site management personnel and facilitates for such daily inspection.

11.        Starting from the time when the whole of the Project is completed, acceptance check is passed and the completed Project is delivered to Party A, the Project shall enter the warranty period. During this warranty period, if any quality issue arises, Party B shall be responsible for repairs, replacement and the returning of the goods together with the resulting expenses.

12.        Upon request from Party A, submit technical information within the scope of the Project to Party A during the construction period of the Project. Such information shall be arranged as required and be used for compilation of information about the Project's completion.

13.        Clean the construction site for trash (including inside building) and dismantles all temporary facilities (upon Party A's instructions), and transports them to a place designated by Party A so that they will be transported out of the site.

14.        Coordinates with other professional sub-contractors.

15.        Completes all formalities and apply for all certificates in relation to the Project and bears all the related costs.

16.        Party B is held liable for all quality problems, construction delay, damage to personnel and properties and economic losses caused by Party B's failure to fulfill the above obligations and shall compensate Party A for the resulting economic losses.

17.        Party B has the responsibility and obligation to safeguard the technical confidentiality of the Project and shall not provide any materials or documents relating to the Project to any other party without the consent of Party A.

18.        Maintains the system during its trial operation and guarantee period.

19.        Provides the entire set of documents mentioned in this Contract.

20.        Provides adequate professional training in relation to the Project.

21.        Party B shall satisfactory the project requirement and completion.

22.        Other rights and obligations stipulated in this Contract and annexure of this Contract.

Clause Six               Project Price, Contracting Method, and Price Adjustment

1.          The total sum of the contract (including hardware, software, installation, testing and training etc.) is RMB Four Six Million Yuan. (￥ 46,000,000.00).  Pricing for each item is stated in the addendum.

The above price is Jinjiang City construction site price, and encompasses all fees and taxes required by the China and all local government authorities.

2.          Contracting method: main contracting, with quality guaranteed within the specified construction period. Project alterations are to be handled according to relevant provisions of this Contract.

3.          If changing needs of Party A result in the increase in the number of hardware equipments and increase in software expenditures, a supplementary contract will be signed between Party A and Party B after mutual consultation to take care of the increased cost. The increased cost shall be borne by Party A.

4.          Party B has considered and agreed to assume the risks resulted from the fluctuation of salary, Project management costs and equipment prices during the project construction period, and shall not make any new demand.

5.          Unless otherwise stated, all direct costs resulting from the Project and other costs related to the Project are regarded as being included in the Project price of this Contract.

Clause Seven               Payment and Settlement Methods

1.          5% of the total Project price shall be reserved as retention money.

2.          Payment for the Project Price

2.1       Party A shall pay Party B 30% of the total sum of the contract, i.e. RMB Thirteen Million and Eight Hundred Thousand Yuan (￥13,800,000.00) within 10 days after the contract has been signed.

2.2       Party A shall pay Party B 50% of the total sum of the contract, i.e RMB Twenty Three Million Yuan (￥23,000,000.00) within 5 days after the delivery and successful installation of the hardware and equipment and software system.

2.3        Party A shall pay Party B 15% of the total sum of the contract i.e. RMB Six Million and Nine Hundred Thousand Yuen (￥ 6,900,000.00) within 5 days after the passing of acceptance check.

2.4        Party A shall make a lump sum payment to Party B for the construction maintenance settlement fund (5% of the total contract sum), i.e. RMB Two Million and Three Hundred Thousand Yuan Only (￥2,300,000.00), within 5 working days after one year free repair within the guarantee period has been expired, the guarantee period is counted from the date of program has been checked and being accepted.

Clause Eight               Project Modifications

1.          If Party A needs to modify the contents of the Project, a written notice shall be sent to Party B and the Supervisor 5 days in advance, and Party B shall implement the modification according to the modification notice sent by Party A.

2.          If Party B finds that there is a need to modify the Project (design, equipment, construction implementation organization, or personnel change) during the course of construction, or finds any errors or un-clarified issues about the technical information, then it needs to deliver a written notice to Party A and the Supervisor. Then Party A together with the Supervisor shall make decision accordingly within 5 business days.

 Clause Nine    Delivery of Materials and Equipments and Delivery

Conditions

1.          Party B guarantees that all hardware equipments within the scope of this Contract are brand new (including parts) and leading in technology in China, the related equipments are in conformity to the national inspection standards, and that all materials and equipments of the Project are in compliance with the types and standards as required by the stipulates, design plans and functionalities required by the system. Party B further guarantees that all equipments and materials it purchases possess related certificates and networking credentials stipulated by China or the government authorities that manage the relevant professions.

2.          All imported equipments delivered by Party B shall possess legal import papers and possess qualification certificates issued by China Customs Inspection.

3.          The delivery dates and installation of all equipments shall meet the requirements for the completion of the whole Project.

4.          Party B shall take the responsibility to provide the ''guarantees for repair, replacement, or compensation for faulty product'' to all the equipments supplied by it or its suppliers.

5.          Destination of delivery of all hardware is Jinjiang City e-administration network management center.

6.          Party B shall deliver the complete sets of documents (including warranty, manuals and relevant documents) to Party A along with the equipments, as well as spare parts and software that accompany the equipments.

7.          The equipments Party B uses in the Project shall be in accordance with the brands, models, specifications and manufacturing place as listed in the equipment list. They shall be qualified products of original manufacturers, and can only be installed after having been inspected as qualified. Non-OEM qualified products are regarded as non-eligible for delivery.

8.          Party B shall notify Party A of equipment delivery 24 hours in advance for quality inspection. Those equipment that do not meet requirements shall be transported out of the site unconditionally and shall purchase other products that meet the requirements to replace them. Party B shall bear all the resulting expenses, and compensate Party A for the actual resulted loss.

9.          If Party B uses substitutions for the software and hardware systems stipulated on the bid documents, they shall first be examined and approved by the Supervisor, and to be further approved in writing by Party A thereafter. The properties of those substitutions shall meet the requirements of the design and be better than the originally required software and hardware systems. However, such substitutions shall not mitigate any of Party B's obligations designated in this Contract.

Clause Ten                         Installation, Development, Testing, Trial Running and Acceptance Check of Software and Hardware Systems

Party B shall provide ''Detailed Technology Plans'' and ''System Implementation Plans'' to be approved by Party A and the Supervisor. Installation and development of software and hardware systems can only be started after their approval.

1.          Arrival of hardware equipments and acceptance check

After the arrival of hardware equipments on the construction site, Party A, Party B and the Supervisor shall open the packages together within 5 business days for counting of items and acceptance check. The models and quantity of the delivered equipments shall be in accordance with those specified in this Contract. If there are changes in models, the features of the new models shall not be lower than those of the originally required products, and such changes shall first be approved in advance by Party A and the Supervisor. After the acceptance check, Party A, the Supervisor and Party B shall sign acceptance check reports for the delivered products

2.          Installation, testing, acceptance check, and trial running of hardware system

Party B shall propose a preliminary installation plan in ten days before the hardware system installation of the Project and Party B shall begin the installation after receiving confirmation from Party A (the confirmation shall be issued within 5 working days).  After the installation and testing of each sub-system, Party B shall submit acceptance check application report to Party A. Party A, the Supervisor together with Party B shall then start the acceptance check within 5 business days and shall sign acceptance check report if the acceptance check is satisfactory. If due to Party A and the Supervisor's default that the acceptance check cannot be perform in time which leads to the Project's schedule being delayed, the construction period of the Project shall be extended accordingly. If the resulting loss to Party B is material, Party A shall compensate for such loss, and Party B shall negotiate with Party A or the Supervisor for the details of such compensation. If it is Party B's default which causes the inability to perform the acceptance check in time and the Project's schedule is delayed, Party B shall pay penalty for breach of contract according to the relevant provision of this.

After the completion of equipment installation, testing and system integration, Party B shall conduct self-inspection, submits the resulted inspection report and relevant completion documents of the Project, and apply to the Supervisor for hardware system preliminary inspection. After the passing of preliminary inspection, the system can enter into the trial running period.

After the completion of installation and testing of all the hardware equipments and the trial running has been continued for 10 consecutive business days, Party A together with Party B and the Supervisor shall conduct inner inspection on the hardware system within 5 business days.

Party B shall guarantee that hardware purchasing, installation, testing, trial running, perfection, acceptance checking and training are all completed within the hardware system working cycle.

3.          Developing, testing, acceptance checking, and trial running of application software systems

Party B shall submit the software requirement analysis reports, system function analysis reports, design manuals, testing proposal and reports, operation reports, user manuals, maintenance manuals and other documents in each stage, and shall enter the next stage after examination by the Party A.

During the developing cycle of each application system, Party B shall complete the developing and testing of each application system software. After the system has been installed, Party A shall conduct preliminary inspection of the system within 5 business days, and it shall be put into trial running only if the inspection is satisfactory.

During in the trial-run period, Party A shall propose modification and perfection suggestions in writing to Party B. Party B shall finish such modification and perfection of the system software and apply to Party A for system inspection. Party A shall conduct the final inner inspection on the software system within 5 working days.

Party B shall guarantee that the development, testing, trial running, perfection, installation, training and acceptance checking are all completed within the application system working cycle as agreed in the bidding document.

Clause Eleven                         Standards for Project Completion Acceptance Check

1.          The Project shall conform to relevant laws, regulations, and standards and stipulates proclaimed by China and other government authorities in charge of the profession.

2.          The Project shall be able to operate in stable and normal manners without additional materials, equipments, parts or software, and can reasonably satisfy Party A, the Supervisor and relevant government departments.

Clause Twelve               Warranty, After-sales Services and Technical support of the Project

1.          Party B shall provide warranty to the Project starting from the day the Project is transferred to Party A after the passing of the whole Project completion acceptance check. The warranty scope shall follow the relevant provisions of this Contract.

2.          The warranty period shall last for one year, starting from the day of the passing of the project completion acceptance check.

3.          During the warranty period, Party B shall send staff to repair within 24 hours after receiving notice of repair from Party A, otherwise Party A may have perform the repair and let Party B bear all the expenses as well as loss.

4.          During the initial usage period (no more then 30 days), Party B shall send qualified and experienced technicians to stay on-site to handle emerging issues.

5.          For quality defects of the Project during or before the warranty period that are caused by Party B's failure to comply with the provisions of the contract, Party B is responsible for the repair, the resulting costs and assumes all liabilities. The said costs of repair shall be born by the defaulting party upon confirmation of the cause of the defects.

6.          Technical supports and maintenance services provided by Party B during the free warranty period shall be quick in responding. For failures of Party A's system, Party B's technicians shall arrive at the site within 12 hours and solve the problem in the quickest way. In order to restore the normal operation of the system, the problem must be solved or substituting products must be found within 24 hours.

7.          Party B shall set up specialized technical service providing body to ensure quick response speed and god service quality.

8.          Party B may continue to provide maintenance service with Party A's consent after the free warranty period expire with separate maintenance contract to be executed by both Parties.

9.          The following cases are not covered by the warranty:

a.         Damages due to deliberate destructive acts of Party A's personnel;

b.         Party A's personnel replace or repair major equipments or software without Party B's consent;

c.          Damages caused by force majeure.

For repairing damages in the above cases, charges will be collect by Party B based on the condition of damages.

10.        The warranty and technical support cover hardware and software products provided to Party A by Party B.

11.         As request by Party A, the technology documents shall be in detail, easy to learn and satisfy the operation need of the installation and maintenance workers.

12.         Party B shall provide free technical support during the warranty period.

13.         When problems of the system arise, Party B shall first solve the problem then find out which is the liable party.

14.         For other terms of service see the bidding proposal submitted by Party B: Jinjiang Electronic Administration Project (Phase 1) Bidding Proposal.

Clause Thirteen               Training

Party B promises to provide on-site technical training to Party A. The training shall be of quality, and can be provided either by the OEMs, Party B or the sub-contractors.

Clause Fourteen           Force Majeure

When incidents beyond the control of human beings such as natural disasters, wars, earthquakes, unexpected incidents, or governmental acts, etc take place, Party B shall take active measures to minimize loss, and shall report on time the loss incurred and cost of repair. Damages to the Project shall be borne by Party A, while personnel casualties, damages to equipments and loss due to construction suspension of Party B shall be borne by Party B.

If force majeure results in delayed execution or inability of complete execution of this Contract, then both Parties shall consult each other to decide whether to continue fulfilling this Contract or not. If this Contract is terminated, the interests already acquired by each Party shall be returned to the other Party.

Clause Fifteen           Default Liabilities

Party B's Default Liabilities:

1.      B shall bear default liabilities for loss of A caused by B's breach of contract and shall compensate A for the loss and expenses so incurred.

2.      If the construction can not be proceed according to the construction schedule because of Party B's doesn't accord to the implementation plan to execute, then B shall pay to Party A 0.5% of the total amount of the contract as breach of contract damages for each business day of delay. The total amount of breach of contract damages shall not exceed 1% of the total amount of the contract.

3.      If Party B is unable to deliver a system as required, besides returning to Party A the 25% payment in advance, Party B shall pay as breach of contract penalty 10% of the total costs of the equipments.

4.      If Party B is unable to satisfactorily fulfill the after-sales service clauses as stipulated in the contract, relevant service requirements and training requirement, and still fails to fulfill the said requirements in accordance with the contract after receiving written notice from Party A, then Party A shall be entitled to claim compensation from Party B in proportional to the loss it suffered.

5.      If the types, models, specifications, quality or quantity of the hardware equipments delivered by Party B do not conform with the requirements in the contract, then Party A has the right to refuse accepting the goods, and Party B is deemed as unable to deliver the equipments.

6.      If Party B is unable to fulfill the contract or to meet the technical requirements or system functions as specified in the bidding proposal, and still fails to fulfill the said requirements in accordance with the contract after receiving written notice from Party A, then Party A has the right to demand Party B to terminate the project, stop paying for all the payment that is payable after the date of such termination and claim against Party B breach of contract damages in the amount of 20% of the total amount of the contract together with other economic loss Party A suffered.

A's Default Liabilities:

1.      Party A shall bear default liability for loss of Party B due to Party A's default, bear the resulting costs, and postpone the construction period accordingly.

2.      If A demands returning of goods due to its own default then Party A shall pay to Party B 20% of the value of the goods returned as breach of contract damages.

3.      If the project cannot be completed as scheduled in the contract due to the default of Party A or the Supervisor appointed by Party A and loss of Party B is resulted, then the default party shall pay to Party B 0.5% of the total amount of the contract as breach of contract damages fro each business day of delay, but the total amount of the breach of contract damages shall not exceed 10% of the total amount of the contract.

4.      If Party A is unable to make payment to Party B on time as stipulated in the contract, and material loss of Party B is resulted, then Party A shall make a compensation to Party B in accordance with the condition of loss but in no event the amount of compensation be 10% of the total amount of the contract.

Common Clause:

1.      Payment of breach of contract damages does not exempt the obligations of both parties to continue to fulfill this Contract.

2.      The Party who terminates this Contract without justifications shall be responsible to compensate the other party for all the economic losses incurred, and shall also bear related legal liabilities.

Clause Sixteen              Alterations and Cancellation of the contract

Neither party can alter or cancel this Contract unilaterally. Alterations or cancellation of this Contract shall be negotiated by both Parties, be recorded in writing, and shall take effect only after having been signed by authorized representatives of both Parties. These written records shall constitute part of this Contract and possess identical legal effect.

Clause Seventeen               Termination and indemnity of Contract

1.          If any party breaches the contract and causes it to be unable to be fulfilled further, then the other party may notice its counterpart to terminate the contract, and demand it to bear the default liabilities, to compensate for all the resulted economic loss.

2.          If Party A does not make any payment in accordance with the contract or compensate Party B for any loss suffered so that claims arise, Party B shall send letter of claim to Party A within 15 days and Party A shall reply to such letter of claim within 15 days after receiving it. If Party A fails to reply within 15 days then Party B's claims shall be deemed approved by Party A and be enforceable immediately.

3.          If Party B does not comply with any provisions of the contract and causes Party A to suffer economic loss or the construction scheduled being delayed and claims arise, Party A shall send letter of claim to Party B within 15 days and Party B shall reply to such letter of claim within 15 days after receiving it. If Party B fails to reply within 15 days then Party A's claims shall be deemed agreed by Party A and be enforceable immediately.

Clause Eighteen               Resolution of Disputes

If the two parties have disputes on explanation or execution of clauses of the contract, or on issues related to the project, then friendly consultation shall be pursued within 15 days of the dispute so arises. If the consultation fails, arbitration conducted by an arbitrating unit mutually agreed by both parties shall be hold in accordance with the applicable regulations. Any dispute to the result of the arbitration shall be solved by litigation in the People's court. All the costs and expenses incurred from the above events shall be borne by the losing party.

If dispute relating to the issue quality arises, the technical unit appointed by the national and local government shall conduct adjudication as to the quality in dispute. The result of such adjudication shall be final and both parties shall accept.

Clause Nineteen           Miscellaneous

1.      For issues that the contract does not address, both parties are to consult to resolve. If other clauses or supplementary materials need to be supplemented during the execution of the contract, then mutual agreement from both parties shall be agreed and signed. The signed supplementary agreement possesses identical legal effect as the contract.

2.      Addendum of the contract are integral part of the contract

3.      If the terms of the Addendum are contradictory to that of the contract, then the terms of the contract shall be executed.

Clause Twenty              Effect and Termination of this Contract

The contract becomes effective immediately after the representatives of both parties have signed and put official seals on it. The contract has four copies, with each party holds two, and all the copies possess identical legal effect.

Addendum of the contract possesses identical legal effect as the contract.

The contract is effective until requirements of all clauses of the contract have been fulfilled and realized.

Addendum ''The tariff of Society Medical Insurance Information System of Jinjiang City''

A：Jinjiang Gongcheng Management Service Co., Ltd.（Sealed）

representative：  ____________（Signature）

                                  YY   MM   DD

B：Expert Network (Shenzhen) Co., Ltd. (sealed)

Representative：____________（Signature）

                                  YY   MM   DD

Addendum：The Tariff of Society Medical Insurance Information System of Jinjiang City

A.     The Tariff

Items	Price
Network Products	￥1,699,400.00
PC Server and Accessory	￥2,731,500.00
Mini Set and Accessory	￥9,319,000.00
Spare Parts	￥1,103,000.00
Medical System Software	￥15,320,000.00
Social System Software	￥15,900,000.00
Total	￥46,072,900.00
Final Price	￥46,000,000.00

B.     The breakdown of Society Medical Insurance Information System items

Items	Name and Model	Qty	Unit Price	Amount
Network Products	Intel 550T Interchange Computer	2	￥250,000.00	￥500,000.00
	1000SX Module ES500MSXSST	2	￥15,000.00	￥30,000.00
	3 meter Optical cord	2	￥8,000.00	￥16,000.00
	Intel 510T Switchboard	1	￥18,000.00	￥18,000.00
	Intel 520T Switchboard	1	￥21,000.00	￥21,000.00
	Cisco PIX-515UR Firewall	2	￥88,000.00	￥176,000.00
	4Port 10/100BaseT NIC PIX-4FE	2	￥15,000.00	￥30,000.00
	Cisco 3660 Router	1	￥200,000.00	￥200,000.00
	NM-1CE1U Module	1	￥100,000.00	￥100,000.00
	Cisco 3640 Router	1	￥180,000.00	￥180,000.00
	NM-1FE-TX Module	1	￥120,000.00	￥120,000.00
	NM-1CE1U Module	1	￥120,000.00	￥120,000.00
	Intel Shiva D56 Visit Server	1	￥180,000.00	￥180,000.00
	56Kdata Modern Module	24	￥350.00	￥8,400.00
PC server & Accessory	xSeries 360 86863RX PC Server	7	￥250,000.00	￥1,750,000.00
	IBM xSeries 350 86825RY PC Server	5	￥95,000.00	￥475,000.00
	Hardware	11	￥6,500.00	￥71,500.00
	Rack Set	5	￥35,000.00	￥175,000.00
	Win. 2000 Adv. Ser. Operating System	5	￥42,000.00	￥210,000.00
	Win. 2000 Server Operating System	5	￥10,000.00	￥50,000.00
Notebook and accessory	IBM P670 Notebook	2	￥2,850,000.00	￥5,700,000.00
	SHARK Floppy Disk Cabinet	2	￥1,800,000.00	￥3,600,000.00
	Oracle 9i 60 users Data base	1	￥19,000.00	￥19,000.00
Spare Parts	DLT 2/40Library of tapes	1	￥652,000.00	￥652,000.00
	Optical fiber Channel Card	1	￥66,000.00	￥66,000.00
	Legato Backup Software	1	￥385,000.00	￥385,000.00
Medical system Software	The Information of medical Insurance Center System	1	￥4,400,000.00	￥4,400,000.00
	The Information of Medical Organization System	42	￥260,000.00	￥10,920,000.00
Social Security System Software	The Employment & unemployment insurance service management System	1	￥2,400,000.00	￥2,400,000.00
	Pension Insurance Management System	1	￥2,400,000.00	￥2,400,000.00
	Medical and maternity insurance management system	1	￥2,400,000.00	￥2,400,000.00
	Work-related Accident Management System	1	￥2,400,000.00	￥2,400,000.00
	Salary Saving Insurance Management System	1	￥2,200,000.00	￥2,200,000.00
	Labour Relationship Management System	1	￥2,100,000.00	￥2,100,000.00
	Skill Development Management System	1	￥2,000,000.00	￥2,000,000.00
Total	￥46,072,900.00
Final Price	￥46,000,000.00